Exhibit 99.1

Zynex Announces First Quarter 2014 Results

LONE TREE, Colo. – May 13, 2014—Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, neurological diagnostics, and compound pharmacy, announced today its first quarter 2014 financial results.

President and CEO Commentary:

Thomas Sandgaard, CEO stated: “While health care reform had a major impact on 2013 results, during the first quarter of 2014 we began to see our core electrotherapy business stabilize. While our net revenue declined for the first three months of 2014 by 59%, as compared to the first three months of 2013, it declined by just over 5% to $3,167,000 as compared to the fourth quarter 2013 net revenue of $3,353,000. Changes in reimbursement affected a large portion of the patients we normally serve in the electrotherapy market, and we believe we have made the needed adjustments to regain our balance in this business segment, and can eventually take steps to begin to drive growth.

During the first quarter of 2014, our streamlined electrotherapy sales process, which simplifies the way physicians can prescribe our products, helped to drive orders for the core electrotherapy products. The first quarter of each year is normally impacted by insurance reimbursement seasonality, in which patients’ insurance plans’ deductibles reset causing a decline in our revenue, so this near term quarter over quarter trend is particularly encouraging.

In December 2013, we commenced operations of an in-house, non-sterile compound pharmacy providing topical and transdermal pain creams. Zynex-branded pain creams, in conjunction with our electrotherapy products, offer a full service, conservative pain management solution for the market. We believe in the US market alone there are approximately 100 million people that have chronic pain treatable by a topical or transdermal pain cream, and we now offer a solution that is an alternative to oral medication. Compounded pain cream prescribers and specialties include anesthesiology, pain management doctors, orthopedics, podiatry, rheumatology, and family practices. This market is highly fragmented and we estimate the market size is approximately $2 billion annually in the US.

Our compound pharmacy allows us to leverage the existing electrotherapy sales force, servicing the same channel with pain creams. This creates a more rounded product portfolio for the company, and a double revenue opportunity with each sales call. Revenue from the sale of compound pain creams reached approximately 4% of total net revenue during the first quarter of 2014. We continued to gain traction in pain cream revenue during April, and have almost exceeded our first quarter revenue in just the first month of the second quarter. The typical pain cream sales cycle includes refills, an element of recurring revenue similar to our electrotherapy products.

We have carefully developed an operating plan for 2014 that emphasizes cash flow, under which the Company is focusing on topical pain cream sales, which currently yield higher margins and have a shorter collection cycle than our electrotherapy products. Our focus during the first quarter was to ensure our core electrotherapy business was stable, which allows us to initiate actions to begin to drive growth for the Company as a whole and regain profitability during 2014.”

Summary of Financial Results:

The Company’s net revenue decreased 59% to $3,167,000 for the three months ended March 31, 2014 from $7,668,000 for the three months ended March 31, 2013. The decline in net revenue for the first quarter 2014, as compared to 2013, was a direct result of the decline in orders from the Company’s Zynex Medical electrotherapy products impacted by health care reform, and coverage and reimbursement changes that negatively affected demand for the Company’s electrotherapy products.

The Company reported a gross profit of $2,170,000, or 69% of net revenue, for the first three months of 2014, as compared to a gross profit of $5,477,000, or 71% of net revenue, for the first three months of 2013. The decrease in the Company’s gross profit percentage for the first quarter of 2014, as compared to 2013, was primarily a result of lower sales volume for the period, as the Company had less net revenue to cover manufacturing and fixed costs.

The Company reported Selling, General and Administrative (SG&A) expenses of $3,456,000, or 109% of net revenue for the first quarter of 2014, as compared to $5,839,000, or 76% of net revenue for the first quarter of 2013. Decreases in the Company’s SG&A expenses during the first quarter 2014, as compared to 2013, were primarily attributable to lower sales commissions, based on the decrease in orders and net revenue, and a reduction in headcount to adjust fixed expenses to the lower level in revenue.

The Company generated a first quarter 2014 loss from operations of $1,286,000, loss before income taxes of $1,444,000 and net loss attributable to Zynex, Inc. of $1,430,000, or $0.05 net loss per share, versus a first quarter 2013 loss from operations of $362,000, loss before income taxes of $492,000 and net loss attributable to Zynex, Inc. of $304,000, or $0.01 net loss per share.

The Company’s cash balance and outstanding line of credit as of March 31, 2014 was $189,000 and $5,608,000, respectively, as compared to a cash balance and outstanding line of credit as of March 31, 2013 of $681,000 and $6,602,000. The Company is currently facing liquidity challenges due to the decline in revenues and lack of available borrowings under its revolving credit facility. The Company is currently exploring ways to improve its liquidity and is in discussions with its lender with respect to obtaining financial covenant waivers and relief under the credit facility. The Company can make no assurance that it will be able to improve its liquidity.

Webcast Details: Tuesday, May 13, 2014 at 9:00 a.m. MT – 11:00 a.m. ET

To register and participate in the webcast, interested parties should click on the following link approximately 10-15 minutes prior to the webcast:

http://www.visualwebcaster.com/event.asp?id=99245

Please note: questions can only be submitted via the webcast user interface. Parties without access to the internet may join the presentation in listen only mode by dialing the toll free number provided below.

Phone Access Details

Participant Toll Free Dial-in Number: 888-539-3678

Participant Phone Access Passcode: 8893871

Highlights from the first quarter ended 2014 consolidated financial statements:

(unaudited, amounts in thousands, except per share amounts)

	Quarter Ended
	March 31,
	2014	2013
Net revenue	$3,167	$7,668
Gross profit	2,170	5,477
Loss from operations	(1,286)	(362)
Loss before income taxes	(1,444)	(492)
Net loss attributable to Zynex, Inc.	(1,430)	(304)
Adjusted EBITDA (1)	(715)	(168)
Net loss per share – basic and diluted	$(0.05)	$(0.01)
Weighted average number of common shares outstanding - basic and diluted	31,171,234	31,148,234

(1)	Reconciliation of unaudited U.S. Generally Accepted Accounting Principles (GAAP) Net income to Adjusted Earnings Before Interest Taxes Depreciation, and Amortization (Adjusted-EBITDA)

	Quarter Ended
	March 31,
	2014	2013
Net loss attributable to Zynex, Inc.	$(1,430)	$(304)
Interest expense	158	130
Income tax benefit	—	(182)
Depreciation and amortization	169	241
Change in value of contingent consideration	—	4
Deferred rent	357	(93)
Stock-based compensation expense	31	36

Adjusted EBITDA	$(715)	$(168)

About Zynex

Zynex, founded in 1996, operates under five primary business segments: Zynex Medical, NeuroDiagnostics, Monitoring Solutions, International, and Billing and Consulting. Zynex Medical engineers, manufactures, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation and the company’s proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex Medical’s product lines are fully developed, FDA-cleared and commercially sold world-wide. Zynex Medical also operates a non-sterile compound pharmacy providing topical and transdermal pain creams. Zynex NeuroDiagnostics sells and distributes EMG, EEG, sleep pattern, auditory and nerve conductivity neurological devices. Zynex Monitoring Solutions, currently in the development stage, was established to develop and market medical devices for non-invasive cardiac monitoring. Zynex International is dedicated to supporting sales and marketing of Zynex products worldwide through a network of medical distributors. Zynex Billing and Consulting division provides medical billing and consulting service for offices and hospitals.

For additional information, please visit: www.ir-site.com/zynex.

Safe Harbor Statement

Certain statements in this release are “forward-looking” and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital or augment our liquidity in order to continue our business, the success of our compound pharmacy and international expansion efforts, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013.

Contact: Zynex, Inc. 303-703-4906

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	March 31,	December 31,
	2014	2013
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$189	$323
Accounts receivable, net	6,284	7,033
Inventory, net	5,011	5,002
Prepaid expenses	244	346
Deferred tax assets, net	72	72
Income tax receivable	893	893
Other current assets	64	35

Total current assets	12,757	13,704
Property and equipment, net	3,012	2,891
Deposits	30	400
Deferred financing fees, net	35	48
Intangible assets, net	168	178

Total assets	$16,002	$17,221

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$5,608	$5,820
Current portion of notes payable and other obligations	68	92
Accounts payable	2,905	2,743
Income taxes payable	94	96
Accrued payroll and payroll taxes	653	607
Current portion of contingent consideration	7	7
Other accrued liabilities	201	319

Total current liabilities	9,536	9,684
Notes payable and other obligations, less current portion	136	150
Deferred rent	2,811	2,454
Deferred tax liabilities, net	72	72
Warranty liability	12	13

Total liabilities	12,567	12,373

Stockholders’ Equity:
Preferred stock; $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 31,171,234 (2014 and 2013) shares issued and outstanding	31	31
Paid-in capital	5,617	5,586
Accumulated deficit	(2,165)	(735)

Total Zynex, Inc. stockholders’ equity	3,483	4,882
Noncontrolling interest	(48)	(34)

Total stockholders’ equity	3,435	4,848

Total liabilities and stockholders’ equity	$16,002	$17,221

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended
	March 31,
	2014	2013
Net revenue:
Rental	$735	$1,679
Sales	2,432	5,989

	3,167	7,668

Cost of revenue:
Rental	135	301
Sales	862	1,890

	997	2,191

Gross profit	2,170	5,477
Selling, general and administrative expense	3,456	5,839

(Loss) income from operations	(1,286)	(362)

Other income (expense):
Interest expense	(158)	(130)

	(158)	(130)

(Loss) before income taxes	(1,444)	(492)
Income tax benefit	—	182

Net (loss)	(1,444)	(310)
Plus: Net loss – noncontrolling interest	14	6

Net (loss) – attributable to Zynex, Inc.	$(1,430)	$(304)

Net (loss) per share – attributable to Zynex, Inc.:
Basic	$(0.05)	$(0.01)

Diluted	$(0.05)	$(0.01)

Weighted – average number of common shares outstanding:
Basic	31,171,234	31,148,234

Diluted	31,171,234	31,148,234

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED, AMOUNTS IN THOUSANDS)

	Three months ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(1,444)	$(310)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	135	213
Change in the value of contingent consideration	—	4
Provision for losses on accounts receivable	8	136
Amortization of intangible assets	21	15
Amortization of financing fees	13	13
Change in obsolete inventory	14	17
Deferred rent	357	(93)
Employee stock-based compensation expense	31	36
Changes in operating assets and liabilities:
Accounts receivable	741	854
Inventory	(23)	(181)
Prepaid expenses	102	(13)
Deposits and other current assets	(47)	(170)
Accounts payable	162	(382)
Accrued liabilities	(71)	(705)
Income taxes payable	(2)	(427)

Net cash used in operating activities	(3)	(993)

Cash flows from investing activities:
Purchases of equipment and inventory used for rental	(11)	(55)
Change in inventory used for rental	130	247

Net cash provided by investing activities	119	192

Cash flows from financing activities:
Net (repayments) borrowings on line of credit	(212)	696
Payments on notes payable and capital lease obligations	(38)	(37)
Net cash provided by financing activities	(250)	659

Net decrease in cash	(134)	(142)
Cash at the beginning of the period	323	823

Cash at the end of the period	$189	$681

Supplemental cash flow information:
Interest paid	$133	$113
Income taxes paid (including interest and penalties)	$2	$427
Supplemental disclosure of non-cash investing and financing activities:
Equipment acquired through note payable and capital lease	$—	$72